EXHIBIT 10.52
O3B NETWORKS LIMITED
RIGHT OF FIRST OFFER AGREEMENT
(Initial Common Investor)
     This Right of First Offer Agreement (the “Agreement”) is entered into as of the 4th day of January, 2008, by and among O3B Networks Limited, a private company limited by shares organized under the laws of Jersey (the “Company”), LGI Ventures B.V. (the “Preferred Investor”), Gregory Wyler (the “Founder”) and John Dick (the "Initial Common Investor”).
Recitals
     Whereas, the Preferred Investor is purchasing Series A Preference Shares of the Company (the “Series A Preference Shares”) pursuant to that certain Series A Preference Share Purchase Agreement (the “Purchase Agreement”) of even date herewith (the “Investment”);
     Whereas, the Initial Common Investor is the holder of Common Shares of the Company;
     Whereas, the Preferred Investor’s entry into the Purchase Agreement is expressly conditioned upon the execution and delivery of this Agreement by the other parties hereto; and
     Whereas, in connection with the consummation of the Investment, the parties desire to enter into this Agreement in order to grant rights of first offer to the Company, the Preferred Investor and the Founder and other rights as set forth below.
     Now, Therefore, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1. GENERAL.
     1.1 Definitions.
          (a) An “Affiliate” of a Person shall mean any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

          (b) “Business Day” means any day other than a day on which banking institutions in the Borough of Manhattan, the City of New York, in the City and County of Denver, in London England, or in Amsterdam, The Netherlands, are authorized or obligated by law, executive order or regulation to close.
          (c) “Common Shares” means the ordinary shares of the Company having a par value of £1.00 and any securities of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, Common Shares.
          (d) “ICI Shares” shall mean Common Shares now owned by the Initial Common Investor and any Common Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, Common Shares now owned by the Initial Common Investor.
          (e) “Non-U.S. Legal Requirements” shall mean, in the case of a public offering or registration of any of the Company’s securities on a public securities exchange (whether regulated or otherwise) in the United Kingdom or elsewhere in the world other than the United States, all applicable laws, regulations or other legal requirements necessary to permit the unrestricted sale of such securities to be registered in such jurisdiction and on such market by the Company or the holders of such securities, as the case may be.
          (f) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company or trust.
          (g) “Qualified IPO” shall mean the first firmly underwritten public offering pursuant to an effective Registration Statement under the Securities Act or Non-U.S. Legal Requirements (i) covering the offer and sale of Common Shares for the account of the Company that values the Company at not less than €121,250,000 prior to the consummation of such offering and in which the net cash proceeds to the Company (after underwriting discounts, commissions and fees) are at least €34,750,000 (or its equivalent in U.S. dollars if such offering is effected in the United States)and (ii) after which the Common Shares are listed on the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market or a designated offshore securities market (as defined in Regulation S under the Securities Act).

          (h) “Registration Statement” shall mean (i) with respect to an offering of the Company’s securities in the United States, a registration statement as defined in the Securities Act and (ii) with respect to the offering of the Company’s securities in non-U.S. jurisdictions, the comparable documents required under applicable Non-U.S. Legal Requirements for the relevant securities to be registered, listed, admitted to trading or otherwise and includes, without limitation, prospectuses, listing particulars and admission documents.
          (i) “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.
          (j) The term “Transfer” shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law.
SECTION 2. Right of First Offer.
     2.1 Right of First Offer on Initial Common Investor Transfers.
          (a) Subject to Sections 2.1(d), if the Initial Common Investor desires to Transfer all or any portion of the ICI Shares, he shall first submit a written notice (a “Request for Offer Notice”) to the Company, the Founder and the Preferred Investor specifying the number of ICI Shares he proposes to Transfer (the “Offered ICI Shares”). If the Company, the Founder or the Preferred Investor (each, an “Offeror”) desires to purchase for cash any or all of the Offered ICI Shares, the Offeror shall so notify the Initial Common Investor in writing (with a copy to the other Offeror) within ten (10) days after the Request for Offer Notice was given (the “Proposal Period”), specifying the number of Offered ICI Shares it desires to purchase and the cash purchase price per share it is willing to pay (a “Purchase Proposal”).
          (b) The Initial Common Investor in his sole discretion shall elect whether or not it desires to accept a Purchase Proposal from any of the Offerors, but if the Initial Common Investor accepts only one Purchase Proposal, that Purchase Proposal must be the one that offers the highest cash purchase price per share. If the Initial Common Investor elects to accept a Purchase Proposal from an Offeror he shall do so by notifying the Offeror(s) in writing (an “Acceptance Notice”) within ten (10) days after the applicable Purchase Proposal notice was given. Unless the parties shall otherwise agree or unless extended to obtain governmental approvals, the closing of any purchase of the Offered ICI Shares by the Company, the Founder and/or the Preferred Investor pursuant to this Section 2.1 (the “Closing”) shall occur on the last Business Day that occurs on or immediately preceding thirty (30) days following the giving of the Acceptance Notice by the Initial Common Investor (subject to an extension of up to ninety (90) additional days to the extent necessary in order to receive any governmental approvals required for the consummation of such Transfer). If extended, the Closing shall occur on the fifth (5th) Business Days following the receipt of applicable governmental approvals. The Closing shall take place at 9:00 am, local time, at the office of legal counsel for the Company (or if the Company is not purchasing any Offered ICI Shares, at the office of legal counsel for the Founder or the Preferred Investor, whichever is purchasing the greater number of ICI Shares), unless the parties agree to a different time and place. At the Closing, the Initial Common Investor shall deliver the certificate(s) representing such Offered ICI Shares, properly endorsed for transfer, against receipt of the purchase price therefor, which shall be paid by wire transfer of immediately available funds to an account that is designated by the Initial Common Investor at least three (3) Business Days prior to the Closing, which account shall be at a bank that will accept wire transfers on any Business Day. Any Offered ICI Shares purchased by the Company shall thereupon be cancelled and cease to be issued and outstanding. Each party to this Agreement shall cooperate with and use commercially reasonable efforts to assist the party or parties purchasing the Offered ICI Shares, at the purchasing party’s or parties’ expense, obtain any governmental approvals required for the consummation of such purchase.
          (c) The Initial Common Investor shall be free to Transfer any or all of the Offered ICI Shares not sold pursuant to a Purchase Proposal under Section 2(b) to any third party free of any restriction under this Agreement; provided that if the aggregate number of Offered ICI Shares that the Offerors have timely offered to purchase is equal to or greater than the total number of Offered ICI Shares, (i) such Transfer must occur within one hundred and eighty (180) days (subject to an extension of up to ninety (90) additional days to the extent necessary in order to receive any governmental approvals required for the consummation of such Transfer) following the expiration of the Proposal Period and (ii) the price, in cash, at which the Initial Common Investor Transfers any Offered ICI Shares to the third party must be no less than the Minimum Price (as defined below) for such Transfer. Each party to this Agreement shall cooperate with and use commercially reasonable efforts to assist the party or parties purchasing Offered ICI Shares, at the purchaser’s or purchasers’ expense, obtain any governmental approvals required for the consummation of such purchase. If the Offered ICI Shares are not Transferred within the time period set forth above in this Section 2.1(c), then the procedures set in Section 2.1 shall again apply to any Transfer of any of the Offered ICI Shares. For purposes of this Agreement, the “Minimum Price” for a Transfer shall mean the highest price at which the Offered ICI Shares subject to the Transfer could have been sold pursuant to any or all Purchase Proposals under Section 2(b) that were not accepted by the Initial Common Investor had the Initial Common Investor been able to accept each such Purchase Proposal in whole or in part. For example, if the Offered ICI Shares are 200 and the Initial Common Investor received two Purchase Proposals, one for 150 Offered ICI Shares at €10.00 and the other for 100 Offered ICI Shares at €8.00, neither of which was accepted, and the Initial Common Investor desires to Transfer 150 Offered ICI Shares, then the Minimum Price would be €10.00 per Offered ICI Share. If the Initial Common Investor desires to Transfer 200 Offered ICI Shares, then the Minimum Price would be €9.50 per Offered ICI Share, and if the Initial Common Investor desires to Transfer 175 Offered ICI Shares, then the Minimum Price would be €9.71 per Offered ICI Share.
          (d) Notwithstanding the foregoing, the first offer rights of the Company, the Founder and the Preferred Investor set forth in this Section 2.1 shall not apply to:
               (i) Any Transfer by the Initial Common Investor without consideration to the Initial Common Investor’s ancestors, descendants, spouse, familial like parties or to trusts for the benefit of such persons or the Initial Common Investor; provided that the transferee of any shares from the Initial Common Investor shall enter into a written agreement to be bound by and comply with this Agreement as if it were an original “Initial Common Investor” hereunder;
               (ii) Any Transfer by the Initial Common Investor to an Affiliate of the Initial Common Investor; provided that such Affiliate shall enter into a written agreement to be bound by and comply with this Agreement as if it were an original “Initial Common Investor” hereunder;
               (iii) Any Transfer to the Initial Common Investor’s estate or by such estate by bequest, devise or descent; provided that the transferee of any ICI Shares shall enter into a written agreement to be bound by and comply with this Agreement as if it were an original “Initial Common Investor” hereunder; and
               (iv) Any pledge by the Initial Common Investor of ICI Shares that creates a mere security interest in the pledged ICI Shares; provided that the pledgee of any ICI Shares from the Initial Common Investor shall enter into a written agreement to be bound and comply with this Agreement as if it were an original “Initial Common Investor” hereunder.
               (v) Any Transfer of New Investor Shares without consideration to a charitable organization.
Upon the completion of any Transfer in compliance with clauses (i) through (iv) of this Section 2.1(d), the transferee shall become a “Initial Common Investor” and the Transferred ICI Shares shall remain “ICI Shares” for all purposes of this Agreement.
SECTION 3. Legend and “Market Stand-Off” Agreement.
     3.1 Legend.
          (a) Each certificate representing ICI Shares now or hereafter owned by the Initial Common Investor shall be endorsed with the following legend:
“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A CERTAIN RIGHT OF FIRST OFFER AGREEMENT IN FAVOR OF THE COMPANY, GREGORY WYLER AND LGI VENTURE, B.V. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”
          (b) The Initial Common Investor agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 3.1(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed at the request of the Initial Common Investor following termination of the applicable rights of first offer set forth in Section 2 of this Agreement.
     3.2 “Market Stand-Off” Agreement. The Initial Common Investor hereby agrees that he shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any ICI Shares (or other securities of the Company) held by the Initial Common Investor (other than those included in the relevant Registration Statement) (i) during the 180-day period following the effective date of a Qualified IPO (or such longer period, not to exceed 18 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation (collectively, “Applicable Exchange Rules”)) and (ii) if requested by the underwriters, the 90-day period following the effective date of a registration statement of the Company filed under the Securities Act or (or such longer period, not to exceed 18 days after the expiration of the 90-day period, as the underwriters or the Company shall request in order to facilitate compliance with Applicable Exchange Rules). The obligations described in this Section 3.2 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.
SECTION 4. MISCELLANEOUS.
     4.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York in all respects as such laws are applied to agreements among New York residents entered into and to be performed entirely within New York, without reference to conflicts of laws or principles thereof. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the City and County of New York.
     4.2 Amendment. Any provision of this Agreement may be amended or modified and/or the observance thereof may be waived or this Agreement terminated, only with the written consent of (i) the Company, (ii) the Preferred Investor, (iii) the Founder and (iv) the Initial Common Investor; provided that no such consent shall be required from the Company to amend any provision of this Agreement other than Section 3 in the event that the Company’s first offer rights have terminated in accordance with Section 4.4.
     4.3 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors and permitted assigns; provided that, except for an assignment by the Preferred Investor to an Affiliate of the Preferred Investor, no party hereto may assign its rights under this Agreement without the consent of the other parties hereto whose first offer rights have not terminated pursuant to Section 4.4.

     4.4 Term. This Agreement shall continue in full force and effect from the date hereof through the date on which the Initial Common Investor does not own any ICI Shares; provided that the rights of the Company, the Founder and the Preferred Investor set forth in Section 2.1 shall terminate upon the closing of a Qualified IPO.
     4.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, or (b) upon receipt of confirmation of delivery to the party to be notified by Federal Express, DHL, UPS or a similar reputable international overnight courier service. All communications shall be sent to the party to be notified at the address as set forth on the signature page hereof or at such other address as such party may designate by written notice to the other parties hereto.
     4.6 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
     4.7 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all reasonable fees, costs and expenses of appeals.
     4.8 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

     4.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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     In Witness Whereof, the parties hereto have executed this Right of First Offer Agreement as of the date set forth in the first paragraph hereof.

COMPANY:		PREFERRED INVESTOR:

O3B NETWORKS LIMITED		LGI VENTURES B.V.

By:	/s/ Greg Wyler	By:	/s/ Yvonne van Eck

	Name: Greg Wyler		Name:
	Title: CEO		Title:
		By:	/s/ Chris Smith

CHRIS SMITH

	O3B Networks Limited		Address:
Channel House, Green Street
St. Helier, Jersey JE2 4UH

FOUNDER:		INITIAL COMMON INVESTOR:
/s/ Greg Wyler		/s/ John Dick

GREGORY WYLER		JOHN DICK

Address:	P.O. Box 025250 #60714	Address:	St. John’s Manor

	Miami, Florida 33102-5250		Jersey, C.I. JE3 4EH